Exhibit 99.1
XPO Logistics Completes Equity Investment of up to $150 Million
Bradley Jacobs becomes Chairman and CEO of former
Express-1 Expedited Solutions
BUCHANAN, Mich. — September 02, 2011 — XPO Logistics, Inc. (NYSE Amex: XPO) (“Company”) today completed the previously announced equity investment led by Jacobs Private Equity, LLC. Under the terms of the transaction, Jacobs Private Equity and minority co-investors will invest an aggregate of up to $150 million in cash in the Company, including an investment by Jacobs Private Equity of up to $135 million, in each case including amounts payable upon exercise of warrants.
Upon closing, Bradley Jacobs, managing director of Jacobs Private Equity, became the chairman of the Company’s new board of directors, which is comprised of G. Chris Andersen, Michael Jesselson, Adrian Kingshott, James Martell, Jason Papastavrou and Oren Shaffer. Jacobs will also serve as chief executive officer.
The transaction received stockholder approval by vote on September 1, 2011. Additionally, stockholders approved the Company’s new name of XPO Logistics, Inc. (formerly Express-1 Expedited Solutions, Inc.), effective immediately. The stock will continue to trade under the symbol XPO.
Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates and projections at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described in this press release include, among others: potential fluctuations in operating results and expenses, government regulation, technology change, competition and the potential inability to identify and consummate acquisitions and arrange adequate financing. Readers are cautioned not to place undue reliance on the forward-looking statements included in this press release, which speak only as of the date hereof. Neither the Company nor any other person undertakes any obligation to update any of these statements in light of new information or future events.
About XPO Logistics, Inc.
Founded in 1989, XPO Logistics, Inc. is a non-asset-based, third-party logistics services provider that uses a network of relationships with ground, sea and air carriers to find the best transportation solutions for its customers. The Company offers its services through three distinct business units: Express-1, Inc. (expedited transportation solutions), the fifth largest U.S. expedited freight service provider, according to The Journal of Commerce; Concert Group Logistics, Inc. (domestic and international freight forwarding); and Bounce Logistics, Inc. (premium truckload brokerage). The Company serves more than 4,000 retail, commercial, manufacturing and industrial customers through six U.S. operations centers and 23 agent locations. In 2010, the Company completed more than 144,000 transactions for customers and generated revenues of approximately $158 million. www.xpocorporate.com
Contact:
Brunswick Group
Steve Lipin / Gemma Hart, +1-212-333-3810